Exhibit 99.1

Cytec Announces Third Quarter 2010 Results

Adjusted EPS 40% increase over prior year

Reaffirms 2010 Full Year Outlook

WOODLAND PARK, N.J.--(BUSINESS WIRE)--October 21, 2010--Cytec Industries Inc. (NYSE: CYT) announced today net earnings for the third quarter 2010 of $37.7 million or $0.75 per diluted share on net sales of $837 million. Included in the quarter is a special item of $2.2 million of net expense after-tax or $0.04 per diluted share and is outlined further in this release. Excluding the special item, net earnings were $39.9 million or $0.80 per diluted share.

Net earnings for the third quarter of 2009 were $12.5 million or $0.26 per diluted share on net sales of $740 million. Included in the quarter were several special items that totaled $15.1 million of net expense after-tax or $0.31 per diluted share. Excluding these special items, net earnings were $27.6 million or $0.57 per diluted share.

Shane Fleming, Chairman, President and Chief Executive Officer commented, “I’m very pleased with our results for the third quarter and we remain on track to deliver the full year outlook we communicated with our second quarter results. Sales increased across all business segments and regions versus the prior year period primarily due to higher volumes and selling prices, especially in North America where we experienced greater than a 20% increase in sales. We continue to leverage the higher volumes into higher operating earnings. On a business segment basis we saw our strongest volume growth in the third quarter in Engineered Materials as our aerospace markets continue to recover. Finally, we continue to maintain our working capital gains from 2009 which is reflected in our strong cash generation.”

Cytec Coating Resins sales increased 8% to $364 million; operating earnings increased to $19.5 million.

In Coating Resins, overall sales were up 8% with selling volumes up 4% versus the third quarter 2009. Selling volumes were higher in all regions except Asia Pacific which saw a modest 2% decline, the largest growth was in Europe at 7%. Selling prices increased 9% with increases across all product lines reflecting higher raw material costs. Unfavorable changes in exchange rates decreased sales by 5%.

Operating earnings of $19.5 million or 5% of sales were up versus operating profit of $18.5 million in the third quarter of 2009 principally due to increased selling volumes across all product lines. Higher raw material costs in the segment were largely offset by increased selling prices.

Cytec Additive Technologies sales increased 2% to $66 million; operating earnings increased to $9.1 million.

In Additive Technologies, excluding the impact of low value products divested in 2009, segment sales were up by 11% versus the third quarter 2009, attributed to stronger demand across most industrial markets. Including these divested sales, segment sales were up 2% from the prior period. Selling prices increased by 2% and the impact of exchange rates decreased sales by 2%.

Operating earnings of $9.1 million or 14% of sales were up compared to $3.1 million in the third quarter of 2009, with the improvement coming mainly as a result of higher selling volumes and increased pricing.

Cytec In Process Separation sales increased 6% to $75 million; operating earnings increased to $12.8 million.

In Process Separation sales were up 6% due to higher selling volumes versus the third quarter 2009, resulting primarily from stronger demand in our key alumina and copper mining markets.

Operating earnings of $12.8 million or 17% of sales were higher compared to $12.5 million in the prior year quarter, mainly as a result of higher selling volumes. This was partially offset by higher operating costs as we increased our investment in our research and commercial activities to support the growing opportunities in this segment.

Cytec Engineered Materials sales increased by 15% to $195 million; operating earnings increased to $27.9 million.

In Cytec Engineered Materials, sales increased 15% with selling volumes up 14% compared to the prior year period. The volume increase was primarily due to higher sales associated with new large commercial aircraft programs and also higher sales in the high performance industrial sectors. Selling prices increased 2% while the impact of exchange rates reduced sales by 1%.

Operating earnings of $27.9 million, or 14% of sales, were up versus $18.3 million in the third quarter of 2009. The higher earnings were mainly a result of higher selling volumes and were partially offset by increased operating costs that were added to meet the increasing demand and future growth opportunities.

Cytec Building Block Chemicals sales increased by 39% to $137 million; operating earnings increased to $9.7 million.

Overall sales increased 39% from the third quarter of 2009 of which 34% was from higher selling prices primarily due to higher raw material costs used in the manufacturing of acrylonitrile where pricing closely follows raw material cost movements. Overall selling volumes were up 5% from higher acrylonitrile sales in North America, partially offset by lower export volumes.

Earnings from operations were $9.7 million or 7% of sales in 2010, compared with $4.8 million in 2009. The $4.9 million increase in earnings is primarily from increased selling prices only partially offset by higher raw material costs.

Special Items

In the third quarter of 2010 is a net pre-tax charge of $3.2 million ($2.2 million after-tax charge or $0.04 per diluted share) for restructuring costs primarily associated with consolidating manufacturing operations in Europe.

Income Tax Expense

Income tax expense for the third quarter of 2010 was $19.8 million, compared with a tax expense of $7.6 million in the third quarter of 2009. Excluding the tax related impact from the special item previously noted the overall underlying estimated annual tax rate for the third quarter of 2010 was approximately 32.6%, an increase of almost 1% versus the previous estimated annual rate of 2010 due to a shift in earnings to higher tax jurisdictions. The impact on third quarter results related to the cumulative tax catch-up on the first six months of 2010 reduced earnings approximately $1.2 million or $0.02 per diluted share. The decrease from the prior year period’s underlying estimated annual tax rate of 34% is primarily due to a favorable earnings mix and the utilization of U.S. manufacturing tax benefits.

Cash Flow

David Drillock, Vice President and Chief Financial Officer commented, “Cash flow from operations was $58 million for the third quarter 2010. During the quarter we continued to maintain the excellent progress achieved by our 2009 working capital initiative. Trade accounts receivable decreased $31 million due to lower revenues versus the second quarter 2010, and the average days sales outstanding for the third quarter of approximately 47 days was slightly higher than the second quarter 2010 average of 45 days. Inventory increased by $12 million in the third quarter of 2010 and average days on hand of approximately 61 days was slightly higher than the average for the second quarter of 2010 of 58 days. Accounts payable decreased by $26 million although average days payable outstanding increased 2 days in the quarter to 53 days versus the average second quarter of 2010 level of 51 days. We are pleased with our working capital performance in 2010 as it reinforces our belief that the gains made from our working capital initiative in the prior year are sustainable. The increase in accrued expenses reflects increased incentive compensation accruals and the aforementioned restructuring charge.”

Capital spending for the quarter was $30 million (versus $43 million spent in the third quarter of 2009) with approximately 40% of the spending attributable to Engineered Materials, 40% to Specialty Chemical segments, 18% to Building Block Chemicals, with the remaining 2% for Corporate projects. The full year estimate for capital expenditures is now in a range of $120 to $130 million, down from the previous forecast of $140 to $160 million.

2010 Outlook

Mr. Fleming commented, “Although we continue to operate in a highly dynamic global economic environment, we expect to achieve 2010 revenues of $3.2 to $3.4 billion with diluted earnings per share adjusted to exclude special items in a range between $3.20 to $3.50, in line with the enhanced outlook we communicated with our second quarter results.”

2010 full year sales and operating earnings projections for the Specialty Chemicals business segments could be at the lower end of the guidance ranges we provided in the second quarter. However, we now expect Engineered Materials to be at the higher end of our full year range of $730 to $760 million for revenues and $105 to $115 million for operating earnings. Therefore, the consolidated outlook for the company remains unchanged. The guidance for Corporate and Unallocated is now forecasted to be an operating expense of approximately $25 million for the year, up from the previous 2010 estimate of $23 million. Our forecast for Other Expense, net and Interest expense, net are unchanged at approximately $6 million and $34 million, respectively. The forecast for the underlying annual tax rate for ongoing operations remains in a range of 31% to 33%.

In closing, Mr. Fleming commented, “As anticipated, our performance in the third quarter has us well-positioned to deliver our earnings guidance for the full year. As we execute on our growth strategy including our progress on new product introductions plus the benefits of our lower cost structure and strong cash flow, we remain excited about our ability to increase value to our shareholders.”

Nine Month Results

Net earnings for the nine months ended September 30, 2010 were $124.3 million or $2.50 per diluted share on sales of $2,498 million. Included in the results for the nine months were:

  Included in Corporate and Unallocated, is a net pre-tax charge of $7.7 million ($4.9 million after-tax or $0.10 per diluted share) associated with various restructuring initiatives across Specialty Chemicals.
  Included in income tax expense is a charge of $8.3 million or $0.17 per diluted share due to the recent U.S. Health Care Reform legislation that eliminated a tax benefit on a subsidy given to employers with respect to certain prescription drug benefits to retirees equivalent to those provided under U.S. Medicare Part D.

Excluding these items which total $13.2 million after-tax expense or $0.27 per diluted share, net earnings were $137.5 million or $2.76 per diluted share.

Net loss for nine months ended September 30, 2009 was $12.4 million or $0.26 per diluted share on sales of $2,038 million. Included in the results for the nine months were (a) pre-tax net restructuring charges of $59.5 million ($40.4 million after-tax or $0.85 per diluted share), (b) net pre-tax charges of $1.4 million for the exit of the polyurethanes product line ($1.9 million after-tax or $0.04 per diluted share), (c) a net pre-tax loss of $8.6 million ($5.5 million after-tax or $0.11 per diluted share) associated with the premium for the debt tender, and (d) a pre-tax non-cash gain of $8.9 million ($5.7 million after-tax or $0.12 per diluted share) as a result of a land sale. Excluding these items, net earnings were $29.7 million or $0.62 per diluted share.

Investor Conference Call to be Held on October 22, 2010 at 11:00am ET

Cytec will host their third quarter earnings release conference call on October 22, 2010 at 11:00am ET. The conference call will also be simultaneously webcast for all investors from Cytec’s website. Select the Investor Relations page to access the live webcast.

Use of Non-GAAP Measures

Management believes that net earnings excluding special items and diluted earnings per share excluding special items, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. Special items represent significant charges or credits that are important to an understanding of the Company’s overall operating results in the period presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. A reconciliation of GAAP to non-GAAP measurements can be found at the end of this release.

Forward-Looking and Cautionary Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Achieving the results described in these statements involves a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in Cytec’s filings with the Securities and Exchange Commission.

Corporate Profile

Cytec’s vision is to deliver specialty chemical and material technologies beyond our customers’ imagination. Our focus on innovation, advanced technology and application expertise enables us to develop, manufacture and sell products that change the way our customers do business. These pioneering products perform specific and important functions for our customers, enabling them to offer innovative solutions to the industries that they serve. Our products serve a diverse range of end markets including aerospace composites, structural adhesives, automotive and industrial coatings, chemical intermediates, electronics, inks, mining and plastics.

CYTEC INDUSTRIES INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (Unaudited) (Dollars in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Net sales	$837.1	$740.2	$2,497.8	$2,037.5
Manufacturing cost of sales	658.2	605.4	1,948.1	1,706.2
Selling and technical services	51.5	48.6	150.6	148.6
Research and process development	18.0	17.2	54.1	56.1
Administrative and general	32.8	29.6	95.0	90.1
Amortization of acquisition intangibles	9.1	9.7	27.6	28.3
Gain on sale of assets	0.0	0.0	0.0	0.2
Earnings from operations	67.5	29.7	222.4	8.4
Other (expense)/income, net	(2.0)	6.9	(3.9)	3.6
Net loss on early extinguishment of debt	0.1	8.6	0.8	8.6
Equity in earnings of associated companies	0.4	0.2	0.7	0.7
Interest expense, net	7.8	7.6	23.9	18.3
Earnings/(loss) before income taxes	58.0	20.6	194.5	(14.2)
Income tax provision/(benefit)	19.8	7.6	68.2	(2.8)
Net earnings/(loss)	38.2	13.0	126.3	(11.4)
Less: Net earnings attributable to noncontrolling interests	(0.5)	(0.5)	(2.0)	(1.0)
Net earnings/(loss) attributable to Cytec Industries Inc.	$37.7	$12.5	$124.3	$(12.4)

Earnings/(loss) per share attributable to Cytec Industries Inc.
Basic earnings/(loss) per common share	$0.76	$0.26	$2.52	$(0.26)
Diluted earnings/(loss) per common share	$0.75	$0.26	$2.50	$(0.26)

Dividends per common share	$0.0125	$0.0125	$0.0375	$0.15

CYTEC INDUSTRIES INC. AND SUBSIDIARIES CONSOLIDATED NET SALES AND EARNINGS FROM OPERATIONS BY BUSINESS SEGMENT (Millions of dollars)

	Three months ended			Nine months ended
	September 30,			September 30,
	2010		2009	2010	2009
Net Sales:
Coating Resins	$363.8		$336.3	$1,074.2	$878.3
Additive Technologies
Sales to external customers	66.4		64.9	194.8	178.7
Intersegment sales	0.1		0.3	0.6	0.4
In Process Separation	75.2		71.2	211.0	185.1
Engineered Materials	194.7		169.2	568.7	539.1
Building Block Chemicals
Sales to external customers	137.0		98.6	449.1	256.3
Intersegment sales	6.2		6.4	19.2	14.6
Net sales from segments	843.4		746.9	2,517.6	2,052.5
Elimination of intersegment revenue	(6.3)		(6.7)	(19.8)	(15.0)
Total consolidated net sales	$837.1		$740.2	$2,497.8	$2,037.5

	Three months ended				Nine months ended
	September 30,				September 30,
		% of		% of		% of		% of
	2010	Sales	2009	Sales	2010	Sales	2009	Sales
Earnings/(loss) from operations:
Coating Resins	$19.5	5%	$18.5	6%	$64.3	6%	$(21.0)	-2%
Additive Technologies	9.1	14%	3.1	5%	28.1	14%	6.8	4%
In Process Separation	12.8	17%	12.5	18%	42.0	20%	19.4	10%
Engineered Materials	27.9	14%	18.3	11%	87.5	15%	73.5	14%
Building Block Chemicals	9.7	7%	4.8	5%	28.7	6%	9.9	4%

Earnings from segments	79.0	9%	57.2	8%	250.6	10%	88.6	4%
Corporate and Unallocated, net (1)	(11.5)		(27.5)		(28.2)		(80.2)

Total earnings from operations	$67.5	8%	$29.7	4%	$222.4	9%	$8.4	0%

(1) For the three and nine months ended September 30, 2010, Corporate and Unallocated includes pre-tax net charges of $3.2 and $7.4, respectively, related to the exit of certain phosphorus derivative products at our Mt. Pleasant, TN facility and for additional restructuring costs primarily associated with consolidating manufacturing operations in Europe. For the three and nine months ended September 30, 2009, Corporate and Unallocated includes pre-tax charges of $22.1 and $59.5, respectively, for various manufacturing and organizational restructuring initiatives across our Specialty Chemical and Engineered Materials segments and organizational restructuring activities within corporate operations. Corporate and Unallocated for the nine months ended September 30, 2009 also includes a pre-tax net charge of $1.4 related to the exit of our polyurethane product line in Europe and Asia.

CYTEC INDUSTRIES INC. AND SUBSIDIARIES PERCENT CHANGE IN SALES ANALYSIS BY SEGMENT

	Three Months Ended September 30, 2010			Nine Months Ended September 30, 2010
	% Variance Due To			% Variance Due To
Segment	Volume	Price	FX	Volume	Price	FX
Coating Resins	4%	9%	-5%	22%	2%	-2%
Additive Technologies	2%	2%	-2%	7%	2%	0%
In-Process Separation	6%	0%	0%	14%	-1%	1%
Engineered Materials	14%	2%	-1%	4%	1%	0%
Building Block Chemicals	5%	34%	0%	17%	58%	0%
Total Cytec	7%	9%	-3%	15%	9%	-1%

CYTEC INDUSTRIES INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (Unaudited; Dollars in millions, except per share amounts)

	September 30, 2010	December 31, 2009
Assets
Current assets
Cash and cash equivalents	$357.1	$261.7
Trade accounts receivable, less allowance for doubtful accounts of $5.1 and $6.6 in 2010 and 2009, respectively	451.0	374.2
Other accounts receivable	60.4	58.4
Inventories	420.4	351.9
Deferred income taxes	39.5	41.3
Currency swap receivable	19.5	34.4
Other current assets	26.8	19.0
Total current assets	1,374.7	1,140.9
Investment in associated companies	19.9	21.5
Plants, equipment and facilities, at cost	2,330.0	2,310.0
Less: accumulated depreciation	(1,162.1)	(1,133.8)
Net plant investment	1,167.9	1,176.2
Acquisition intangibles, net of accumulated amortization of $238.2 and $214.8 in 2010 and 2009, respectively	360.0	399.5
Goodwill	689.7	701.9
Deferred income taxes	15.8	11.9
Other assets	101.9	107.5
Total assets	$3,729.9	$3,559.4
Liabilities
Current liabilities
Accounts payable	$354.4	$276.4
Short-term borrowings	8.6	10.4
Current maturities of long-term debt	15.4	16.7
Accrued expenses	229.6	202.2
Income taxes payable	22.4	19.2
Currency swap payable	33.4	45.3
Deferred income taxes	2.5	5.2
Total current liabilities	666.3	575.4
Long-term debt	642.0	658.4
Pension and other postretirement benefit liabilities	333.3	388.8
Other noncurrent liabilities	284.2	309.7
Deferred income taxes	85.4	64.0
Stockholders' equity
Preferred stock, 20,000,000 shares authorized; none issued and outstanding	0.0	0.0
Common stock, $.01 par value per share, 150,000,000 shares authorized; issued 49,357,136 in 2010 and 49,316,913 in 2009	0.5	0.5
Additional paid-in capital	448.0	451.0
Retained earnings	1,245.7	1,123.2
Accumulated other comprehensive gain	19.1	16.0
Treasury stock, at cost, 767 shares in 2010 and 594,134 shares in 2009	0.0	(31.8)
Total Cytec Industries Inc. stockholders’ equity	1,713.3	1,558.9
Noncontrolling interests	5.4	4.2
Total equity	1,718.7	1,563.1
Total liabilities and stockholders' equity	$3,729.9	$3,559.4

CYTEC INDUSTRIES INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (Dollars in millions)

	Nine Months Ended
	September 30,
	2010	2009

Cash flows provided by (used in) operating activities
Net earnings/(loss)	$126.3	$(11.4)
Noncash items included in net earnings/(loss):
Depreciation	78.8	88.8
Amortization	33.3	33.1
Share-based compensation	8.0	6.2
Deferred income taxes	21.6	(29.6)
Gain on sale of assets	(2.3)	(0.2)
Non-cash gain on transfer of land	0.0	(8.9)
Net loss on early extinguishment of debt	0.8	8.6
Unrealized loss/(gain) on derivative instruments	(8.0)	(11.3)
Other	0.6	0.2
Changes in operating assets and liabilities:
Trade accounts receivable	(78.7)	45.9
Other receivables	(1.5)	31.9
Inventories	(68.5)	193.3
Other assets	3.7	(3.1)
Accounts payable	84.4	39.1
Accrued expenses	29.7	27.2
Income taxes payable	8.2	4.4
Other liabilities	(54.0)	(18.0)
Net cash provided by operating activities	182.4	396.2
Cash flows (used in) provided by investing activities
Additions to plants, equipment and facilities	(85.5)	(159.4)
Net proceeds received on sale of assets	1.7	7.0
Net cash used in investing activities	(83.8)	(152.4)
Cash flows provided by (used in) financing activities
Proceeds from long-term debt	0.0	390.2
Payments on long-term debt	(18.4)	(517.5)
Change in short-term borrowings, net	(2.4)	(25.4)
Cash dividends	(3.2)	(8.6)
Proceeds from the exercise of stock options	17.7	1.6
Excess tax benefits from share-based payment arrangements	2.9	0.0
Net cash used in financing activities	(3.4)	(159.7)
Effect of currency rate changes on cash and cash equivalents	0.2	4.0
Increase in cash and cash equivalents	95.4	88.1
Cash and cash equivalents, beginning of period	261.7	55.3
Cash and cash equivalents, end of period	$357.1	$143.4

CYTEC INDUSTRIES INC. AND SUBSIDIARIES
RECONCILIATON OF GAAP AND NON-GAAP MEASURES
Amounts in millions except per share amounts

Management believes that net earnings and diluted earnings per share before special items, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. Special items represent significant charges or credits that are important to an understanding of the Company's overall operating results in the periods presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance.

Three Months Ended September 30, 2010
	Net earnings	Diluted EPS
GAAP Net Earnings	$37.7	$0.75
- Net restructuring charges	2.2	0.04
Non-GAAP Net Earnings*	$39.9	$0.80
* May not add due to rounding

Three Months Ended September 30, 2009
	Net Earnings	Diluted EPS
GAAP Net Earnings	$12.5	$0.26
- Net restructuring charges	15.3	0.32
- Non-cash gain realized upon transfer of land	(5.7)	(0.12)
- Net premium on repurchase of debt under tender offer	5.5	0.11
Non-GAAP Net Earnings	$27.6	$0.57

Nine Months Ended September 30, 2010
	Net earnings	Diluted EPS
GAAP Net Earnings	$124.3	$2.50
- Net restructuring charges	4.9	0.10
- Effect of Health Care Legislation on tax	8.3	0.17
Non-GAAP Net Earnings*	$137.5	$2.76
* May not add due to rounding

Nine Months Ended September 30, 2009
	Net Earnings	Diluted EPS
GAAP Net Loss	($12.4)	($0.26)
- Net restructuring charges	40.4	0.85
- Loss on disposal of assets and other related exit costs	1.9	0.04
- Non-cash gain realized upon transfer of land	(5.7)	(0.12)
- Net premium on repurchase of debt under tender offer	5.5	0.11
Non GAAP Net Earnings	$29.7	$0.62

CONTACT:
Cytec Industries Inc.
Jodi A. Allen, 973-357-3283